UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

February 24, 2005
Date of Report (Date of earliest event reported)

PXRE GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-15259 (Commission File No.)	98-0214719 (I.R.S. Employer Identification No.)

PXRE House 110 Pitts Bay Road Pembroke HM 08 Bermuda (Address, including zip code, of principal executive offices)	P.O. Box HM 1282 Hamilton HM FX Bermuda (Mailing address)

(441) 296-5858
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 24, 2005, the Human Resources Committee of the Board of Directors of PXRE Group Ltd. (the “Company”) granted awards of restricted common shares to certain employees of the Company and its subsidiaries, including the Company’s executive officers, under the Company’s 2002 Officer Incentive Plan (the “LTIP”). At this meeting, the executive officers of the Company and its subsidiaries named below were granted restricted common share awards under the LTIP as follows: Jeffrey L. Radke, the Company’s President and Chief Executive Officer, 14,124 restricted common shares; Guy Hengesbaugh, the Company’s Chief Operating Officer, 20,362 restricted common shares; John Modin, the Company’s Chief Financial Officer and Executive Vice President, 7,866 restricted common shares; Bruce J. Byrnes, the General Counsel & Secretary of PXRE Reinsurance Company, 19,261 restricted common shares; and John Daly, the Company’s Executive Vice President, International, 17,610 restricted common shares.

The restricted common share awards vest ratably over 4 years on each anniversary of the awards, provided, that the LTIP provides that upon the earlier of (i) a change of control or (ii) our common shares ceasing to be publicly traded, any restricted period applicable to the restricted common shares shall immediately lapse.

The foregoing description of the awards of restricted common shares does not purport to be complete and is qualified in its entirety by reference to the form of Restricted Common Share Award Agreement under the LTIP, which is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1	Form of Restricted Share Award Agreement under the PXRE Group Ltd. 2002 Officer Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd. (Registrant)

By:	/s/ Robert P. Myron

Name: Robert P. Myron Title: Senior Vice President & Treasurer

Date: February 24, 2005